SCHEDULE 14C

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Bioheart, Inc.

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1) Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share

Preferred Shares, par value $0.001 per share

2) Aggregate number of securities to which transaction applies:

182,062,802 common shares; 5,000,000 preferred shares

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Bioheart, Inc.

13794 NW 4th Street, Suite 212,

Sunrise, Florida 33325

INFORMATION STATEMENT

PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934,

AS AMENDED, AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This notice and information statement (the “Information Statement”) will be mailed on or about January 7, 2012 to the stockholders of record, as of December 19, 2012, to shareholders of Bioheart, Inc., a Florida corporation (the “Company”) pursuant to: Section 14(c) of the Exchange Act of 1934, as amended. This Information Statement is circulated to advise the shareholders of action already approved and taken without a meeting by written consent of the holders of a majority of the Company’s outstanding voting common and the holder of all the issued and outstanding preferred stock, specifically, management and twelve non-solicited shareholders, representing 169,455,996 shares (60% of the Company’s issued and outstanding voting stock as of the record date). Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the corporate action described in this Notice can be taken no sooner than 20 calendar days after the accompanying Information Statement is first sent or given to the Company’s stockholders. Since the accompanying Information Statement is first being sent or given to security holders on January 7, 2013 to the corporate action described therein may be effective on or after January 27, 2013.

Please review the Information Statement included with this Notice for a more complete description of this matter. This Information Statement is being sent to you for informational purposes only.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT

TO SEND US A PROXY.

The actions to be effective twenty days after the mailing of this Information Statement are as follows:

Ratification of the increase of the authorized shares of capital stock of the Company from two hundred million (200,000,000) shares of capital stock consisting of one hundred and ninety-five million (195,000,000) shares of common stock and five million (5,000,000) shares of preferred stock, both $.001 par value respectively, to nine hundred and seventy million (970,000,000) shares of capital stock consisting of nine hundred and fifty million (950,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock, both $.001 par value respectively, effective as of the filing of an amendment to the Company's Articles of Incorporation with the Florida Secretary of State.

The increase in the authorized shares described in the accompanying Information Statement has been duly authorized and approved by the written consent of the holders of a majority of the voting capital shares of the Company’s issued and outstanding voting securities, your vote or consent is not requested or required. The accompanying Information Statement is provided solely for your information. The accompanying Information Statement also serves as the notice required by the Section 607-0704 of the Florida Business Corporations Act of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders.

By order of the Board of Directors,

Mike Tomas

Chief Executive Officer

December 26, 2012

The elimination of the need for a meeting of stockholders to approve this action is made possible by Florida Statutes which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting of our stockholders, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities. This Information Statement is circulated to advise the shareholders of action already approved by written consent of the shareholders who collectively hold a majority of the voting power of our capital stock.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A “SAFE HARBOR” FOR FORWARD LOOKING STATEMENTS. This Information Statement contains statements that are not historical facts. These statements are called “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve important known and unknown risks, uncertainties and other factors and can be identified by phrases using “estimate,” “anticipate,” “believe,” “project,” “expect,” “intend,” “predict,” “potential,” “future,” “may,” “should” and similar expressions or words. Our future results, performance or achievements may differ materially from the results, performance or achievements discussed in the forward-looking statements. There are numerous factors that could cause actual results to differ materially from the results discussed in forward-looking statements, including:

•	Changes in relationships and market for the development of the business of the Company that would affect our earnings and financial position.
•	Considerable financial uncertainties that could impact the profitability of our business.
•	Factors that we have discussed in previous public reports and other documents filed with the Securities and Exchange Commission.

This list provides examples of factors that could affect the results described by forward-looking statements contained in this Information Statement. However, this list is not intended to be exhaustive; many other factors could impact our business and it is impossible to predict with any accuracy which factors could result in which negative impacts. Although we believe that the forward-looking statements contained in this Information Statement are reasonable, we cannot provide you with any guarantee that the anticipated results will be achieved. All forward-looking statements in this Information Statement are expressly qualified in their entirety by the cautionary statements contained in this section and you are cautioned not to place undue reliance on the forward-looking statements contained in this Information Statement. In addition to the risks listed above, other risks may arise in the future, and we disclaim any obligation to update information contained in any forward-looking statement.

Bioheart, Inc.

13794 NW 4th Street, Suite 212,

Sunrise, Florida 33325

(954) 835-1500

This Information Statement is being furnished by Bioheart, Inc., a Florida corporation (“we,” “us,” “our” or the “Company”), in connection with action taken by the holders of a majority of the voting power of the Company’s issued and outstanding voting securities. By written consent dated through December 19, 2012, the holders of a majority of the voting power approved the increase of the authorized capital stock of the Company from two hundred million (200,000,000) shares of capital stock consisting of one hundred and ninety-five million shares (195,000,000) of common stock and five million (5,000,000) shares of preferred stock, both $.001 par value respectively, to nine hundred and seventy million (970,000,000) shares of capital stock consisting of nine hundred and fifty million (950,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock, both $.001 par value respectively, effective as of the filing of an amendment to the Company's Articles of Incorporation with the Florida Secretary of State. We are first sending or giving this Information Statement on or about January 7, 2013 to our stockholders of record as of the close of business on December 19, 2012 (the “Record Date”). Our principal executive offices are located at 13794 NW 4th Street, Suite 212, Sunrise, Florida 33325 and our main telephone number is (954) 835-1500.

Board Approval of the Increase in Authorized Common Shares

On May 29, 2012, our board of directors authorized the increase of the authorized capital stock of the Company from two hundred million (200,000,000) shares of capital stock consisting of one hundred and ninety-five million (195,000,000) shares of common stock and five million (5,000,000) shares of preferred stock, both $.001 par value respectively, to nine hundred and seventy million (970,000,000) shares of capital stock consisting of nine hundred and fifty million (950,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock, both $.001 par value respectively, effective as of the filing of an amendment to the Company's Articles of Incorporation with the Florida Secretary of State.

The Action by Written Consent

Through December 19, 2012, the holders of a majority of the votes of the Company’s outstanding voting securities approved the increase of the authorized capital stock of the Company from two hundred million (200,000,000) shares of capital stock consisting of one hundred and ninety-five million (195,000,000) shares of common stock and five million (5,000,000) shares of preferred stock, both $.001 par value respectively, to nine hundred and seventy million (970,000,000) shares of capital stock consisting of nine hundred and fifty million (950,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock, both $.001 par value respectively, effective as of the filing of an amendment to the Company's Articles of Incorporation with the Florida Secretary of State. Management and twelve non-solicited shareholders, representing 169,455,996 shares (60% of the Company’s issued and outstanding voting stock as of the record date) executed a written consent approving the action.

No Further Voting Required

We are not seeking consent, authorizations, or proxies from you. Section 607-0704 of the Florida Business Corporations Act and our bylaws provide that actions requiring a vote of the stockholders may be approved by written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The approval by at least a majority of the outstanding voting power of our voting securities is required to approve the increase in the authorized shares of common stock.

Notice Pursuant to the Florida Statutes

Pursuant to the Florida Business Corporations Act, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by the Florida Statutes.

Dissenters’ Rights of Appraisal

The Florida Business Corporations Act does not provide dissenters’ rights of appraisal to our stockholders in connection with the matters approved by the Written Consent.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth the beneficial ownership(1) of our common stock as of December 26, 2012, for each of our greater than 5% shareholders, directors, named executive officers that continue to serve as executive officers of Bioheart and by all of our directors and named executive officers as a group. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Bioheart, Inc., 13794 NW 4th Street, Suite 212, Sunrise, Florida 33325.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock**

Mike Tomas, President, CEO and Director	169,738	(1)	*

Howard Leonhardt, Chief Technology Officer, Director	4,428,531	(2)	2.4%

Kristin Comella, Chief Scientific Officer	104,602	(3)	*

William P. Murphy, Director	13,449,236	(4)	7.4%

Richard T. Spencer, III, Director	446,673	(5)	*

Charles A. Hart, Director	9,097,460	(6)	4.99%

Sam Ahn, Director	12,915,231	(7)	7.1%

Mark P. Borman, Director	240,485	(8)	*

All officers and directors as a group (8 persons)	40,851,956		22.4%

 *   Less than 1%

** based on 182,062,802 issued and outstanding

(1)	Includes (i) 44,738 shares are held by The Astri Group over which Mr. Tomas has shared voting and investment power, includes (ii) 125,000 shares issuable upon exercise of presently exercisable stock options.

(2)	Shares are directly and jointly held by Mr. Leonhardt and his former spouse. Includes (i) 103,212 shares issuable upon the exercise of presently exercisable stock options, includes (ii) 1,030,989 shares issuable upon exercise of presently exercisable warrants.

(3)	Includes (i) 104,602 shares issuable upon the exercise of presently exercisable stock options.

(4)	Shares are directly owned by trusts controlled by Dr. Murphy and his spouse. Includes (i) 433,534 shares issuable upon the exercise of presently exercisable stock options, includes (ii) 4,884,968 shares issuable upon the exercise of presently exercisable warrants.

(5)	Includes (i) 289,135 shares issuable upon the exercise of presently exercisable stock options, includes (ii) 139,003 shares issuable upon the exercise of presently exercisable warrants.

(6)	Includes (i) 570,000 shares issuable upon the exercise of presently exercisable stock options, includes (ii) 949,110 shares issuable upon the exercise of presently exercisable warrants.

(7)	Includes (i) 219,134 shares issuable upon the exercise of presently exercisable stock options, includes (ii) 1,105,935 shares issuable upon the exercise of presently exercisable warrants.

(8)	Includes (i) 210,000 shares issuable upon the exercise of presently exercisable stock options, includes (ii) 7,035 shares issuable upon the exercise of presently exercisable warrants.

In addition, Northstar Biotechnology Group, LLC was issued 5,000,000 shares of Series A Preferred Stock, each share of the Preferred Stock has 20 votes on all matters presented to be voted by the holders of common stock.

APPROVAL OF THE INCREASE IN THE AUTHORIZED SHARES OF COMMON STOCK

“Company,” “our company,” “us,” “we” and “our” refer to Bioheart, Inc. unless the context requires otherwise

Corporate History and Business

Overview

We are a biotechnology company focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage. Our lead product candidate is MyoCell, an innovative clinical therapy designed to populate regions of scar tissue within a patient’s heart with autologous muscle cells, or cells from a patient’s body, for the purpose of improving cardiac function in chronic heart failure patients.

We were incorporated in the state of Florida in August 1999. Our principal executive offices are located at 13794 NW 4th Street, Suite 212, Sunrise, Florida 33325 and our telephone number is (954) 835-1500. Information about us is available on our corporate web site at www.bioheartinc.com. Information contained on the web site does not constitute part of, and is not incorporated by reference in, this Information Statement.

Biotechnology Product Candidates

Specific to biotechnology, we are focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage and peripheral vascular disease. MyoCell is a clinical muscle-derived cell therapy designed to populate regions of scar tissue within a patient’s heart with new living cells for the purpose of improving cardiac function in chronic heart failure patients. Our most recent clinical trials of MyoCell include the SEISMIC Trial, a completed 40-patient, randomized, multicenter, controlled, Phase II-a study conducted in Europe and the MYOHEART Trial, a completed 20-patient, multicenter, Phase I dose-escalation trial conducted in the United States. We were approved by the U.S. Food and Drug Administration (the “FDA”) to proceed with a 330-patient, multicenter Phase II/III trial of MyoCell in North America and Europe (the “MARVEL Trial”). We completed the MyoCell implantation procedure on the first patient in the MARVEL Trial on October 24, 2007. Thus far, 20 patients, including 6 control patients, have been treated. Initial results for the 20 patients were released at the Heart Failure Society of American meeting in September, 2009, showing a significant (35%) improvement in the 6 minute walk for those patients who were treated, and no improvement for those who received a placebo. We are planning, on the basis of these results, to request the FDA to consider the MARVEL Trial a pivotal trial (pivotal from Phase II to Phase III) and to reduce the number of patients in the trial to 150. No assurances can be provided that this request will be approved. The SEISMIC, MYOHEART and MARVEL Trials have been designed to test the safety and efficacy of MyoCell in treating patients with severe, chronic damage to the heart. Upon regulatory approval of MyoCell, we intend to generate revenue in the United States from the sale of MyoCell cell-culturing services for treatment of patients by qualified physicians. Abroad, we are identifying centers where it is already acceptable to use the Myocell treatment so that greater numbers of patients with this problem can have access to treatment.

We received approval from the FDA in July of 2009 to conduct a Phase I safety study on 15 patients of a combined therapy (Myocell with SDF-1), which we believe is the first approval of a study combining gene and cell therapies. We initially commenced work on this study, called the REGEN trial, during the first quarter of 2010. We suspended activity on the trial in 2010 while seeking additional funding necessary to conduct the trial. Work on the trial was reinitiated in 2011. Based on the results of the trial, we intend to either incorporate the combined treatment into the Marvel Trial, or continue with the Marvel Trial based on the use of Myocell alone.

In our pipeline, we have multiple product candidates for the treatment of heart damage, including autologous, adipose cell treatment for acute heart damage, chronic ischemia and critical limb ischemia. We hope to demonstrate that our various product candidates are safe and effective complements to existing therapies for chronic and acute heart damage as well as peripheral arterial disease.

MyoCell

MyoCell is a clinical therapy intended to improve cardiac function and is designed to be utilized months or even years after a patient has suffered severe heart damage due to a heart attack or other cause. We believe that MyoCell has the potential to become a leading treatment for severe, chronic damage to the heart due to its perceived ability to satisfy, at least in part, what we believe to be an unmet demand for more effective and/or more affordable therapies for chronic heart damage. MyoCell uses myoblasts, cells that are precursors to muscle cells, from the patient's own body. The myoblasts are removed from a patient's thigh muscle, isolated, grown through our proprietary cell culturing process, and injected directly in the scar tissue of a patient's heart. A qualified physician performs this minimally invasive procedure using an endoventricular catheter. We entered into an agreement with a Johnson & Johnson company to use its NOGA® Cardiac Navigation System along with its MyoStar™ injection catheter for the delivery of MyoCell in the MARVEL Trial.

When injected into scar tissue within the heart wall, myoblasts have been shown to be capable of engrafting in the damaged tissue and differentiating into mature muscle cells. In a number of clinical and animal studies, the engrafted skeletal muscle cells have been shown to express various proteins that are important components of contractile function. By using myoblasts obtained from a patient's own body, we believe MyoCell is able to avoid certain challenges currently faced by other types of cell-based clinical therapies, including tissue rejection and instances of the cells differentiating into cells other than muscle. Although a number of therapies have proven to improve the cardiac function of a damaged heart, no currently available treatment has demonstrated an ability to generate new muscle tissue within the scarred regions of a heart.

Our completed clinical trials of MyoCell to date, including the SEISMIC Trial and the MYOHEART Trial have been primarily targeted to patients with severe, chronic damage to the heart who are in Class II or Class III heart failure according to the New York Heart Association, or NYHA, heart failure classification system.

The NYHA system classifies patients in one of four categories based on how limited they are during physical activity. NYHA Class II heart failure patients have a mild limitation of activity and are generally comfortable at rest or with mild exertion while NYHA Class III heart failure patients suffer from a marked limitation of activity and are generally comfortable only at rest.

In addition to studies we have sponsored, we understand that myoblast-based clinical therapies have been the subject of at least eleven clinical trials involving more than 325 enrollees, including at least 235 treated patients. Although we believe many of the trials are different from the trials sponsored by us in a number of important respects, it is our view that the trials have advanced the cell therapy industry’s understanding of the potential opportunities and limitations of myoblast-based therapies.

We believe the market for treating patients in NYHA Class II or NYHA Class III heart failure is significant. According to the American Heart Association Heart Disease Statistics — 2012 Update, or the AHA Statistics in the United States there are approximately 5.7 million patients with heart failure. The AHA Statistics further indicate that patients who experience heart failure generally experience high mortality rates, with one in five of such patients dying within one year and 70-80% of such patients under age 65 dying within eight years. We believe that approximately 60% of heart failure patients are in either NYHA Class II or NYHA Class III heart failure based upon a 1999 study entitled “Congestive Heart Failure Due to Diastolic or Systolic Dysfunction – Frequency and Patient Characteristics in an Ambulatory Setting” by Diller, PM, et. al.

MyoCath

The MyoCath was developed by Bioheart co-founder Robert Lashinski specifically for delivering new cells to damaged tissue. It is a deflecting tip needle injection catheter that has a larger needle which is 25 gauge for better flow rates and less leakage than systems that are 27 gauge. This larger needle allows for thicker compositions to be injected which helps with cell retention in the heart. Also, the MyoCath needle has more fluoroscopic brightness than the normally used nitinol needle, enabling superior visualization during the procedure. Seeing the needle well during injections enables the physician who is operating the catheter to pinpoint targeted areas more precisely, thus improving safety. The MyoCath competes well with other biological delivery systems on price and efficiency and allows the physician to utilize standard fluoroscopy and echo equipment found in every cath lab. The MyoCath is used to inject cells into cardiac tissue in therapeutic procedures to treat chronic heart ischemic and congestive heart failure. Inventory of MyoCath is limited as it is not currently in production. Our management is considering several contract manufacturers to produce additional inventory.

Business Strategy

The number of heart failure patients is expected to increase from 25 million worldwide today to over 50 million in five years. Our focus is on serving these patients. To achieve this objective, we plan to pursue the following key strategies:

Obtain initial regulatory approval of MyoCell and/or MyoCell SDF-1 by targeting patients with severe heart damage.

Obtain regulatory approval of MyoCell and/or MyoCell SDF-1 to treat patients with less severe heart damage. If we obtain initial regulatory approval of MyoCell for the Class III Subgroup, we intend to continue to sponsor clinical trials in an effort to demonstrate that MyoCell and/or MyoCell SDF-1 should receive regulatory approval to treat all patients in NYHA Class II, Class III and Class IV heart failure and, provided we believe we have a reasonable basis to support such an indication, we intend to seek regulatory approval for these patients.

Continue to develop our pipeline of cell-based therapies and related devices for the treatment of chronic and acute heart damage. In parallel with our efforts to secure regulatory approval of MyoCell, we intend to continue to develop and test other product candidates for the treatment of chronic and acute heart damage. These efforts are expected to initially focus on the MyoCell SDF-1 product candidate.

Continue to refine our MyoCell and MyoCell SDF-1 cell culturing processes.

Expand and enhance our intellectual property rights. We intend to expand and enhance our intellectual property rights.

License, acquire and/or develop complementary products and technologies. We intend to strengthen and expand our product development efforts through the license, acquisition and/or development of products and technologies that support our business strategy.

Industry Background

Myocardial Infarction (Heart Attack)

Myocardial infarction, or MI, commonly known as a heart attack, occurs when a blockage in a coronary artery severely restricts or completely stops blood flow to a portion of the heart. When blood supply is greatly reduced or blocked for more than a short period of time, heart muscle cells die. If the healthy heart muscle cells do not replace the dead cells within approximately two months, the injured area of the heart becomes unable to function properly. In the healing phase after a heart attack, white blood cells migrate into the affected area and remove the dead heart muscle cells. Then, fibroblasts, the connective tissue cells of the human body, proliferate and form a collagen scar in the affected region of the heart. Following a heart attack, the heart's ability to maintain normal function will depend on the location and amount of damaged tissue. The remaining initially undamaged heart muscle tissue must perform more work to adequately maintain cardiac output. Because the uninjured region is then compelled to work harder than normal, the heart can progressively deteriorate until it is unable to pump adequate blood to oxygenate the body properly, leading to heart failure and ultimately death.

Congestive Heart Failure (CHF)

Congestive heart failure, or CHF, is a debilitating condition that occurs as the heart becomes progressively less able to pump an adequate supply of blood throughout the body, resulting in fluid accumulation in the lungs, kidneys and other body tissues. Persons suffering from NYHA Class II or worse heart failure experience high rates of mortality, frequent hospitalization and poor quality of life. CHF has many causes, generally beginning in patients with a life-long history of high blood pressure or after a patient has suffered a major heart attack or some other heart-damaging event. CHF itself may lead to other complicating factors such as pulmonary hypertension, edema, pulmonary edema, liver dysfunction and kidney failure. Although medical therapy for CHF is improving, it remains a major debilitating condition.

Classifying Heart Failure

The NYHA heart failure classification system provides a simple and widely recognized way of classifying the extent of heart failure. It places patients in one of four categories based on how limited they are during physical activity. NYHA Class I heart failure patients have no limitation of activities and suffer no symptoms from ordinary activities. NYHA Class II heart failure patients have a mild limitation of activity and are generally comfortable at rest or with mild exertion. NYHA Class III heart failure patients suffer from a marked limitation of activity and are generally comfortable only at rest. NYHA Class IV heart failure patients generally suffer discomfort and symptoms at rest and should remain confined to a bed or chair.

The risk of hospitalization and death increases as patients’ progress through the various stages of heart failure. The risk of hospitalization due to heart failure for patients in NYHA Class II, NYHA Class III and NYHA Class IV is approximately 1.2, 2.3 and 3.7 times greater than for patients in NYHA Class I heart failure, according to a 2006 American Heart Journal article entitled “Higher New York Heart Association Classes and Increased Mortality and Hospitalization in Patients with Heart Failure and Preserved Left Ventricular Function”' by Ahmed, A et al. Similarly, according to this same article, the risk of death from all causes for patients in NYHA Class II, NYHA Class III and NYHA Class IV is approximately 1.5, 2.6 and 8.5 times greater than for patients in NYHA Class I heart failure.

The following chart illustrates the various stages of heart failure, their NYHA classifications and the associated current standard of treatment.

NYHA
Class	NYHA Functional Classification(1)	Specific Activity Scale(2)(3)	Current Standard of Treatment(4)

I	Symptoms only with above normal physical activity	Can perform more than 7 metabolic equivalents	ACE Inhibitor, Beta-Blocker
II	Symptoms with normal physical activity	Can perform more than 5 metabolic equivalents	ACE Inhibitor, Beta-Blocker, Diuretics
III	Symptoms with minimal physical activity	Can perform more than 2 metabolic equivalents	ACE Inhibitor, Beta-Blocker, Diuretics, Digoxin, Bi-ventricular pacers
IV	Symptoms at rest	Cannot perform more than 2 metabolic equivalents	ACE Inhibitor, Beta-Blocker, Diuretics, Digoxin, Hemodynamic Support, Mechanical Assist Devices, Bi-ventricular pacers, Transplant

___________________

(1)	Symptoms include fatigue, palpitations, shortness of breath and chest pain; normal activity is equivalent to walking one flight of stairs or several blocks.
(2)	Based upon the Goldman Activity Classification of Heart Failure, which classifies severity of heart failure based on estimated metabolic cost of various activities; the four classes of the Goldman Activity Classification system correlate to the NYHA Classes.
(3)	7 metabolic equivalents = shovel snow, carry 24 lbs. up 8 stairs, recreational sports; 5 metabolic equivalents = garden, rake, dance, walk 4 mph on level ground, have intercourse; 2 metabolic equivalents = shower without stopping, strip and make bed, dress without stopping.
(4)	Source: American College of Cardiology/ American Heart Association 2005 Guideline Update for the Diagnosis and Management of Chronic Heart Failure in the Adult.

Diagnosis and Management of Heart Failure

Heart disease has been the leading cause of death from 1950 on within the United States, according to the U.S. Department of Health and Human Services. In addition, heart failure is the single most frequent reason for hospitalization of the elderly according to a 2007 study entitled “Long-Term Costs and Resource Use in Elderly Participants with Congestive Heart Failure” by Liao, L., et al. The American College of Cardiology/ American Heart Association 2005 Guideline Update for the Diagnosis and Management of Chronic Heart Failure in the Adult, or the ACC/ AHA Guidelines, provides recommendations for the treatment of chronic heart failure in adults with normal or low left ventricular ejection fraction, or LVEF. The treatment escalates and becomes more invasive as the heart failure worsens. Current treatment options for severe, chronic heart damage include, but are not limited to, heart transplantation and other surgical procedures, bi-ventricular pacers, drug therapies, Implantable Cardioverter Defibrillators, or ICDs, and ventricular assist devices. Therapies utilizing drugs, ICDs and bi-ventricular pacers are currently by far the most commonly prescribed treatments for patients suffering from NYHA Class II or NYHA Class III heart failure. Since these therapies generally each address a particular feature of heart disease or a specific subgroup of heart failure patients, they are often complementary and used in combination.

Drug Therapies. The ACC/AHA Guidelines recommend that most patients with heart failure should be routinely managed with a combination of ACE inhibitors, beta-blockers and diuretics. The value of these drugs has been established by the results of numerous large-scale clinical trials and the evidence supporting a central role for their use is, according to the ACC/AHA Guidelines, compelling and persuasive. ACE inhibitors and beta blockers have been shown to improve a patient’s clinical status and overall sense of well-being and reduce the risk of death and hospitalization. Side effects of ACE inhibitors include hypotension, worsening kidney function, potassium retention, cough and angioedema. Side effects of beta-blockers include fluid retention, fatigue, bradycardia and heart block and hypotension.

Bi-Ventricular Pacers. The ACC/AHA Guidelines recommend bi-ventricular pacers for persons who, in addition to suffering from heart failure, have left and right ventricles that do not contract in sync, known as ventricular dyssynchrony, and who have a LVEF less than or equal to 35%, sinus rhythm and NYHA Class III or NYHA Class IV symptoms. Bi-ventricular pacers are surgically implanted electrical generators that function primarily by stimulating the un-damaged portion of the heart to beat more strongly using controlled bursts of electrical currents in synchrony. Compared with optimal medical therapy alone, bi-ventricular pacers have been shown in a number of clinical trials to significantly decrease the risk of all-cause hospitalization and all-cause mortality as well as to improve LVEF, NYHA Class and quality of life. According to the ACC/AHA Guidelines, there are certain risks associated with the bi-ventricular pacer, including risks associated with implantation and device-related problems.

Implantable Cardioverter Defibrillators. ACC/AHA Guidelines recommend ICDs primarily for patients who have experienced a life-threatening clinical event associated with a sustained irregular heartbeat and in patients who have had a prior heart attack and a reduced LVEF. ICDs are surgically implanted devices that continually monitor patients at high risk of sudden heart attack. When an irregular rhythm is detected, the device sends an electric shock to the heart to restore normal rhythm. In 2009, ICDs were implanted in approximately 133 patients in the United States. Although ICDs have not demonstrated an ability to improve cardiac function, according to the ACC/AHA Guidelines, ICDs are highly effective in preventing sudden death due to irregular heartbeats. However, according to the ACC/AHA Guidelines, frequent shocks from an ICD can lead to a reduced quality of life, whether triggered appropriately or inappropriately. In addition, according to the ACC/AHA Guidelines, ICDs have the potential to aggravate heart failure and have been associated with an increase in heart failure hospitalizations.

Heart Transplantation and Other Surgical Procedures. According to the ACC/AHA Guidelines, heart transplantation is currently the only established surgical approach for the treatment of severe heart failure that is not responsive to other therapies. Heart transplantation is a major surgical procedure in which the diseased heart is removed from a patient and replaced with a healthy donor heart. Heart transplantation has proven to dramatically improve cardiac function in a majority of the patients treated and most heart transplant recipients return to work, travel and normal activities within three to six months after the surgery. In addition, the risk of hospitalization and mortality for transplant recipients is dramatically lower than the risk faced by patients with NYHA Class III or NYHA Class IV heart failure. For a variety of reasons, heart transplants are not readily available to all patients with severe heart damage. The availability of heart transplants is limited by, among other things, cost and donor availability. In addition to the significant cost involved and the chronic shortage of donor hearts, one of the serious challenges in heart transplantation is potential rejection of the donor heart. For many heart transplant recipients, chronic rejection significantly shortens the length of time the donated heart can function effectively and such recipients are generally administered costly anti-rejection drug regimens that can have adverse and potentially severe side effects.

Ventricular Assist Devices. Ventricular assist devices are mechanical heart pumps that replace or assist the pumping role of the left ventricle of a damaged heart too weak to pump blood through the body. Ventricular assist devices are primarily used as a bridge for patients on the waiting list for a heart transplant and have been shown in published studies to be effective at halting further deterioration of the patient’s condition and decreasing the likelihood of death before transplantation. In addition, ventricular assist devices are a destination therapy for patients who are in NYHA Class IV heart failure despite optimal medical therapy and who are not eligible for heart transplant. According to the ACC/AHA Guidelines, device-related adverse events are reported to be numerous and include bleeding, infection, blood clots and device failure. In addition, ventricular assist devices are very expensive, with the average first-year cost estimated at approximately $225,000.

We believe the heart failure treatment industry generally has a history of adopting therapies that have proven to be safe and effective complements to existing therapies and using them in combination with existing therapies. It is our understanding that there are no one or two measurement criteria, either quantitative or qualitative, which define when a therapy for treating heart failure will be deemed safe and effective by the FDA. We believe that the safety and efficacy of certain existing FDA approved therapies for heart damage were demonstrated based upon a variety of endpoints, including certain endpoints (such as LVEF) that individually did not demonstrate large numerical differences between the treated patients and untreated patients. For instance, the use of bi-ventricular pacers with optimal drug therapy has proven to significantly decrease the risk of all-cause hospitalization and all-cause-mortality as well as to improve LVEF, NYHA Class and quality of life as compared to the use of optimal drug therapy alone. In the Multicenter InSync Randomized Clinical Evaluation (MIRACLE) trial, one of the first large studies to measure the therapeutic benefits of bi-ventricular pacing, 69% of the patients in the treatment group experienced an improvement in NYHA Class by one or more classes at six-month follow-up versus a 34% improvement in the control group. However, patients in the treatment group experienced on average only a 2.1% improvement in LVEF as compared with a 1.7% improvement for patients in the control group. Although a number of the therapies described above have proven to improve the cardiac function of a damaged heart, no currently available heart failure treatment has demonstrated an ability to generate new muscle tissue within the scarred regions of a heart.

Our Proposed Solution

We believe MyoCell has the potential to become a leading treatment for severe chronic damage to the heart due to its perceived ability to satisfy, at least in part, what we believe to be a presently unmet demand for more effective and/or more affordable therapies for chronic heart damage.

MyoCell

The human heart does not have cells that naturally repair or replace damaged heart muscle. Accordingly, the human body cannot, without medical assistance, repopulate regions of scar tissue within the heart with functioning muscle. MyoCell is a clinical therapy designed to improve cardiac function by populating regions of scar tissue within a patient’s heart with myoblasts derived from a biopsy of a patient’s thigh muscle. Myoblasts are precursors to muscle cells that have the capacity to fuse with other myoblasts or with damaged muscle fibers to generate skeletal muscle. When injected into scar tissue within the heart wall, myoblasts have been shown to be capable of engrafting in the damaged tissue and differentiating into mature skeletal muscle cells. In a number of clinical and animal studies, the engrafted skeletal muscle cells have been shown to express various proteins that are important components of contractile function. By using myoblasts obtained from a patient’s own body, we believe MyoCell is able to avoid certain challenges currently faced by other cell-based clinical therapies intended to be used for the treatment of chronic heart damage, including tissue rejection and instances of the cells differentiating into cells other than muscle.

Our clinical research to date suggests that MyoCell may improve the contractile function of the heart. However, we have not yet been able to demonstrate a mechanism of action. The engrafted skeletal muscle tissues are not believed to be coupled with the surrounding heart muscle by the same chemicals that allow heart muscle cells to contract simultaneously. The theories regarding why contractile function may improve include:

☐ the engrafted muscle tissue can contract in unison with the other muscles in the heart by stretching or by the channeling of electric currents;

☐ the myoblasts acquire certain characteristics of heart muscle or fuse with them; and/or

☐ the injected myoblasts release various proteins that indirectly result in a limit on further scar tissue formation.

As part of the MyoCell therapy, a general surgeon removes approximately five to ten grams of thigh muscle tissue from the patient utilizing local anesthesia, typically on an outpatient basis. The muscle tissue is then express-shipped to a cell culturing site. At the cell culturing site, our proprietary techniques are used to isolate and remove myoblasts from the muscle tissue. We typically produce enough cells to treat a patient within approximately 21 days of his or her biopsy. Such production time is expected to continue to decrease as we continue to refine our cell culturing processes. After the cells are subjected to a variety of tests, the cultured cells are packaged in injectate media and express shipped to the interventional cardiologist. Within four days of packaging, the cultured myoblasts are injected via catheter directly into the scar tissue of the patient’s heart. The injection process takes on average about one hour and can be performed with or without general anesthesia. Following treatment, patients generally remain in the hospital for approximately 48-72 hours for monitoring.

The MyoCell injection process is a minimally invasive procedure that presents less risk and considerably less trauma to a patient than conventional (open) heart surgery. Patients are able to walk immediately following the injection process and require significantly less time in the hospital as compared to surgically treated patients. In the 79 patients who have received MyoCell injections delivered via percutaneous catheter, only two minor procedure-related events (2.5%) have been reported. In each of these two cases, the patient did not experience any complications as a result of the event and remained asymptomatic at all times during and after the procedure.

We have developed and/or licensed a number of proprietary processes and techniques to:

☐ create therapeutic quantities of myoblasts from a patient’s thigh muscle biopsy;

☐ transport muscle tissue and cultured cells;

☐ disassociate muscle tissue with manual and chemical processes;

☐ separate myoblasts from other muscle cells;

☐ culture and grow myoblasts;

☐ identify a cell population with the propensity to engraft, proliferate and adapt to the cardiac environment, including areas of scar tissue; and

☐ maintain and test the cell quality and purity.

We have also developed and/or licensed a number of proprietary processes related to the injection of myoblasts into damaged heart muscle, including the following:

☐ package the cultured cells in a manner that facilitates shipping and use by the physician administering MyoCell;

☐ methods of using MyoCath;

☐ the use of an injectate media that assists in the engraftment of myoblasts;

☐ cell injection techniques utilizing contrast media to assist in the cell injection process; and

☐ cell injection protocols related to the number and location of injections.

Assuming we secure regulatory approval of MyoCell for the treatment of all NYHA Class II and Class III patients, we believe MyoCell will provide a treatment alternative for the millions of NYHA Class II and Class III patients in the United States and Europe who either do not qualify for or do not have access to heart transplant therapy. Furthermore, we anticipate that the time incurred and cost of identifying patients qualified to receive MyoCell as well as the cost of MyoCell, including any ICD, drug and bi-ventricular pacer therapies that are simultaneously prescribed, if any, will be less expensive than the current cost of heart transplant therapy. Moreover, MyoCell is less invasive than a heart transplant and is not subject to the tissue rejection and immune system suppression issues associated with heart transplants.

We believe there is still a large population of patients exhibiting symptoms consistent with NYHA Class II and Class III heart failure that are seeking an effective or more effective therapy for chronic heart damage than ICDs, bi-ventricular pacers and drug therapies. We hope to demonstrate that MyoCell is complementary to various therapies using ICDs, bi-ventricular pacers and drugs. In the MYOHEART and SEISMIC Trials, enrolled patients were required to have an ICD and to be on optimal drug therapy to be included in the study. While we do not require patients to have previously received a bi-ventricular pacer to participate in our clinical trials, we accept patients in our MARVEL Trial who have had prior placement of a bi-ventricular pacer. We are hopeful that the results of our future clinical trials will demonstrate that MyoCell is complementary to existing therapies for treating heart damage.

Metrics Used to Evaluate Safety and Efficacy of Heart Failure Treatments

The performance of therapies used to treat damage to the heart is assessed using a number of metrics, which compare data collected at the time of initial treatment to data collected when a patient is re-assessed at follow-up. The time periods for follow-up are usually three, six and twelve months. Statistical data is often accompanied by a p-value, which is the mathematical probability that the data are the result of random chance. A result is considered statistically significant if the p-value is less than or equal to 5%. The common metrics used to evaluate the efficacy of these therapies include:

Metric	Description

NYHA Class	The NYHA heart failure classification system is a functional and therapeutic classification system based on how much cardiac patients are limited during physical activity.
Six-Minute Walk Distance	Six-Minute Walk Distance is an objective evaluation of functional exercise capacity that measures the distance a patient can walk in six minutes. The distance walked during this test has been shown to correlate with the severity of heart failure.
LVEF	LVEF is a measure of the heart’s efficiency and can be used to estimate the function of the left ventricle, which pumps blood to the rest of the body. The LVEF is the amount of blood pumped divided by the amount of blood the ventricle contains. A normal LVEF is more than 55% of the blood volume. Damage to the heart impairs the heart’s ability to efficiently pump and therefore reduces LVEF.
Quality of Life	Quality of Life is evaluated by administration of a patient questionnaire that asks questions designed to measure subjective aspects of health status in heart failure patients.

Metric	Description

Number of Hospital Admissions and Mean Length of Stay	The Number of Hospital Admissions and Mean Length of Stay measure the aggregate number of times that a patient is admitted to the hospital during a defined period and the number of days a patient remains in the hospital during each such admission.
Total Days Hospitalized	The Total Days Hospitalized measures the aggregate number of days a patient is admitted to the hospital during a defined period.
End-Systolic Volume	End-Systolic Volume is a measurement of the adequacy of cardiac emptying, related to the function of the heart during contraction.
End-Diastolic Volume	End-Diastolic Volume is the amount of blood in the ventricle immediately before a cardiac contraction begins and is used as a measurement of the function of the heart at rest.
LV Volume	Left Ventricular Volume, or LV Volume, is measured in terms of left ventricular End-Diastolic Volume and left ventricular End-Systolic Volume. Both measure the reduction in volume of blood in the left ventricle of the heart following expansion and contraction, respectively. Reduction in volume generally is reflective of positive ventricular remodeling and improvement in the heart’s ability to circulate oxygenated blood through the arteries.
Wall Motion	Wall Motion is a test designed to show whether the heart is receiving adequate quantities of oxygen-rich blood. Wall motion is generally measured by a stress echocardiography test.
Cardiac Output	Cardiac Output is a measure of the amount of blood that is pumped by the heart per unit time, measured in liters per minute.
BNP Level	B-Type Natriuretic Peptide, or BNP, is a substance secreted from the ventricles or lower chambers of the heart in response to changes in pressure that occur when heart failure develops and worsens. The level of BNP in the blood increases when heart failure symptoms worsen and decreases when the heart failure condition is stable.

MARVEL Phase II/III Clinical Trial in the United States

The MARVEL Trial is designed to be a double-blind, randomized, placebo-controlled multicenter trial to evaluate the safety and efficacy of MyoCell. In August 2007, we received clearance from the FDA to proceed with the trial. We completed the MyoCell implantation procedure on the first patient in the MARVEL Trial on October 24, 2007. Thus far, 20 patients, including 6 control patients, have been treated. Initial results for the 20 patients were released at the Heart Failure Society of American meeting in September 2009, showing a dramatic (35%) improvement in the 6 minute walk for those patients who were treated, and no improvement for those who received a placebo. On the basis of these results, we have applied for and received approval from the FDA to reduce the number of additional patients in the trial to 134, for a total of 154 patients. We have suspended activity on this trial while seeking additional funding necessary to conduct the trial. The SEISMIC, MYOHEART and MARVEL Trials have been designed to test the safety and efficacy of MyoCell in treating patients with severe, chronic damage to the heart. Upon regulatory approval of MyoCell, we intend to generate revenue in the United States from the sale of MyoCell cell-culturing services for treatment of patients by qualified physicians. Abroad, we are identifying centers where it is already acceptable to use the Myocell treatment so that greater numbers of patients with this problem can have access to treatment.

We received approval from the FDA in July of 2009 to conduct a Phase I safety study on 15 patients of a combined therapy (Myocell with SDF-1), the first approval of a study combining gene and cell therapies. We initially commenced work on this study, called the REGEN trial, during the first quarter of 2010. We suspended activity on the trial in 2010 while seeking additional funding necessary to conduct the trial. Based on the results of the trial, we intend to either incorporate the combined treatment into the MARVEL Trial, or continue with the MARVEL Trial based on the use of Myocell alone.

We are seeking to secure sufficient funds to reinitiate enrollment in the MARVEL and REGEN trials. If we successfully secure such funds, we intend to re-engage a CRO, investigators and certain suppliers to advance such trials.

All of the patients selected for enrollment in the MARVEL Trial have (i) symptoms associated with NYHA Class II or Class III heart failure, (ii) suffered a previous heart attack at least 90 days prior to the date of treatment, (iii) a LVEF of less than or equal to 35%, (iv) been on optimal drug therapy for at least two months prior to enrollment and (v) had prior placement of an ICD at least 60 days prior to enrollment. Patients were required to use Amiodarone, an anti-arrhythmic drug therapy, at least 24 hours prior to MyoCell implantation. This prophylactic treatment successfully ameliorated the problem with arrhythmias in patients treated with Myocell and the placebo, which, although it never lead to any deterioration in the patients, was considered a serious adverse event.

The patients were divided into three groups. Patients in the first group underwent treatment consisting of 16 injections of an aggregate dosage of approximately 800 million myoblast cells. Patients in the second group underwent treatment consisting of 16 injections of an aggregate dosage of approximately 400 million myoblast cells. Patients in the third group received 16 placebo injections.

The MARVEL Trial will measure the following safety and efficacy endpoints of the MyoCell treatment:

Primary Safety	Primary Efficacy	Secondary Efficacy	Tertiary Efficacy
Endpoint	Endpoints	Endpoints	Endpoints

Number of serious adverse events in treatment group as compared to control group	Change in Six-Minute Walk Distance from baseline to six months as compared to control group

Total Days Hospitalized in treatment group as compared to control group

Quality of Life scores assessed using Minnesota Living with Heart Failure questionnaire from baseline to six months as compared to control group

Cause-specific hospitalizations in treatment group as compared to control group

Proportion of patients with an improved NYHA Class from baseline to six months as compared to control group

Total days alive out of hospital over the six-month study period

Change in LVEF from baseline to six months as compared to control group

Change in LV Volume and wall motion from baseline to six months as compared to control group

Change in BNP Level from baseline to six months as compared to control group

Total cost and healthcare utilization within six months
Time to death or CHF hospitalization

Change in degree of mitral regurgitation from baseline to six months

Change in Six-Minute Walk Distance from baseline to three months as compared to control group

Quality of Life scores assessed using Minnesota Living with Heart Failure questionnaire from baseline to three months as compared to control group

Proportion of patients with improved NYHA Class from baseline to three months as compared to control group

With respect to the 20 patients that have been treated in the MARVEL Trial to date, we have only received and analyzed data regarding the primary efficacy endpoint - improvement in the 6 minute walk. Our CRO for the MARVEL Trial has collected data for all endpoints in the study, but has not releases such data pending our payment of certain past due balances owed to them. We intend to analyze the results for all other endpoints if and when they are release to us by the CRO.

Pipeline

In addition to MyoCell, we have multiple cell therapies and related devices for the treatment of chronic and acute heart damage in various stages of development. We intend to allocate our capital, material and personnel resources among MyoCell and the product candidates described below, a number of which may have complementary therapeutic applications. For each product candidate, we have developed or are in the process of developing a regulatory approval plan.

Candidate	Proposed Use or Indication	Status/Phase	Comments

MyoCath	Disposable endoventricular catheter used for the delivery of biologic solutions to the myocardium.	Used in European Phase II clinical trials of MyoCell; used in Phase I clinical trials of MyoCell.
LipiCell	Adipose Derived Stem Cells derived from fat tissue for use in acute MI, lower limb ischemia and chronic ischemia.	IND application filed in 2011. Waiting for FDA response.	Trial to be completed at University of Miami, subject to the receipt of additional financing.
MyoCell SDF-1	Autologous cell therapy treatment for severe chronic damage to the heart; cells modified to express angiogenic factors.	IND application filed in May 2007. Additional animal studies complete. Phase I trial approved by FDA in July of 2009.	Trial commenced in April 1, 2010. Anticipate enrolling patients in 2011, subject to the receipt of additional financing.

MyoCath

The MyoCath was developed by Bioheart co-founder Robert Lashinski specifically for delivering new cells to damaged tissue. It is a deflecting tip needle injection catheter that has a larger (25 gauge) needle to allow for better flow rates and less leakage than systems that are 27 gauge. This larger needle allows for thicker compositions to be injected, which helps with cell retention in the heart. Also, the MyoCath needle has more fluoroscopic brightness than the normally used nitinol needle, enabling superior visualization during the procedure. Seeing the needle well during injections enables the physician who is operating the catheter to pinpoint targeted areas more precisely. The MyoCath is used to inject cells into cardiac tissue in therapeutic procedures to treat chronic heart ischemic and congestive heart failure. Investigators in our MARVEL Trial may use either our MyoCath catheters or Biosense Webster’s (a Johnson & Johnson company) NOGA® Cardiac Navigation System along with the MyoStar™ injection catheter for the delivery of MyoCell to patients enrolled in the trial. We do not currently have any inventory of MyoCath catheters available for use in pre-clinical and clinical trials and none are currently in production. Although we are considering several contract manufacturers to produce additional inventory, we do not currently have any MyoCath catheters available for use by investigators in the MARVEL Trial or for sale for other pre-clinical and clinical uses.

LipiCell

LipiCell is a patient-derived cell therapy proposed for the treatment of acute myocardial infarction, chronic heart ischemia, and lower limb ischemia in which the patient derived adipose cells can be purified and administered bed-side to the patient in a single visit. In December 2011, we licensed worldwide exclusive rights to Ageless Regenerative Institute's adipose (fat) derived therapeutic cell technology for use in the cardiac field. Under the terms of the agreement, we will have a worldwide exclusive license to all of Ageless technology for use in the heart attack and heart failure markets. The agreement provides for upfront and milestone equity payments to Ageless.

Unlike MyoCell, which is intended to be used to treat deep scar tissue and focus on new muscle creation, LipiCell can create angiogenesis and focus on new blood vessel creation. We hope to demonstrate that the injection of endothelial progenitor and stem cells derived from fat tissue is a safe and effective means of limiting or reversing some of the effects of acute myocardial infarction and preventing or slowing a patient’s progression from initial heart attack to congestive heart failure. Similarly, we are working to introduce the system as a treatment for lower limb ischemia and chronic heart ischemia, to regenerate tissue. Fat tissue is an abundant and readily available source of endothelial progenitor and stem cells and is easily extractable from a patient using minimally invasive techniques.

MyoCell SDF-1

Our MyoCell SDF-1 product candidate, which has completed preclinical testing, is intended to be an improvement to MyoCell. In February 2006, we signed a patent licensing agreement with the Cleveland Clinic of Cleveland, Ohio which gave us exclusive license rights to pending patent applications in connection with MyoCell SDF-1. Dr. Marc Penn, the Medical Director of the Cardiac Intensive Care Unit at the Cleveland Clinic and a staff cardiologist in the Departments of Cardiovascular Medicine and Cell Biology, joined our Scientific Advisory Board. The license for SDF-1 was passed on to a Cleveland Clinic affiliate, Juventas, in July of 2009. We have an oral, non-binding understanding with Juventas pursuant to which the license with Bioheart will be reinstated upon completion of certain financial milestones. Without an agreement from Juventas, we may not be able to commercialize our MyoCell SDF-1 product following regulatory approval. We believe we will also need to, among other things, license some additional intellectual property to commercialize MyoCell SDF-1 in the form we believe may prove to be the most safe and/or effective.

We anticipate that MyoCell SDF-1 will be similar to MyoCell, except that the myoblast cells to be injected will be modified prior to injection by an adenovirus vector or non-viral vector so that they will release extra quantities of the SDF-1 protein, which expresses angiogenic factors. Following injury which results in inadequate blood flow to the heart, such as a heart attack, the human body naturally increases the level of SDF-1 protein in the heart. By modifying the myoblasts to express additional SDF-1 prior to injection, we are seeking to increase the SDF-1 protein levels present in the heart. We are seeking to demonstrate that the presence of additional quantities of SDF-1 protein released by the myoblasts will stimulate the recruitment of the patient’s existing stem cells to the cell transplanted area and, thereafter, the recruited stem cells will assist in the tissue repair and blood vessel formation process. Preclinical animal studies showed a definite improvement of cardiac function when the myoblasts were modified to express additional SDF-1 protein prior to injection as compared to when the myoblasts were injected without modification.

Our Phase I safety study, the REGEN Trial, was approved by the FDA in July of 2009 and work commenced on the trial during the first quarter of 2010. We are seeking to secure sufficient funds to reinitiate enrollment in the REGEN Trial. If we successfully secure such funds, we intend to re-engage a CRO, investigators and certain suppliers to advance such trial.

Center of Excellence Program

We do not have an agreement at this point, the Centers of Excellence purchase cathers for use in trials. They are using LipiCell product and they have an agreement with Ageless. Bioheart has an agreement with Ageless where we licensed the Lipicell product in Cardiac, so we own the data coming out of Renerative Medicine Institute.

On March 23, 2010, we announced plans for establishing Centers of Excellence in Latin America to provide cell therapy procedures to patients suffering from congestive heart failure (CHF) and peripheral arterial disease (PAD). The LipiCell product is currently being utilized by the Regenerative Medicine Institute of Tijuana, Mexico. Therapies for CHF and PAD patients are available at the Hospital Angeles Tijuana, a fully equipped state-of-the-art private specialties hospital. The center in Mexico has completed treatment of approximately 15 heart failure patients. On average, these patients have demonstrated an absolute improvement of 13 percentage points in ejection fraction and an increase of 100 meters in their 6 minute walk distance.

We also completed a trial with the University Hospital Ostrava for end stage critical limb patients who have been listed on the amputation list. These patients are being treated with adipose derived stem cells in the Czech Republic. Follow up showed that 75% of the patients demonstrated healing and pain reduction while only 25% of the patients required amputation.

Research

We supervise and perform experimental work in the areas of improving cell culturing, cell engraftment, and other advanced research projects related to our product candidates from our cell culturing facility in Sunrise, Florida. The primary focus of a substantial majority of our employees is advancing our clinical trials, preclinical studies, research and product development.

In addition, we work with a number of third parties within and outside the United States on various research and product development projects, including:

☐ preclinical small and large animal testing for product candidate enhancements and pipeline product candidate development; and

☐ contract research for clinical and preclinical testing of our pipeline product candidates.

Cell Culturing

We have an approximately 2,000 square foot cell culturing facility at our headquarters in Sunrise, Florida. We began culturing cells at this facility for preclinical uses in the third quarter of 2006. Upon commencement of the MARVEL Trial in the fourth quarter of 2007, we began culturing cells at this facility for clinical uses.

We have significantly improved our ability to:

☐ culture in excess of 800 million myoblast cells per biopsy; and

☐ produce cell cultures with a high percentage of viable myoblast cells.

Accordingly, we were able to increase the maximum dosage of myoblast cells injected as part of the MyoCell therapy to approximately 800 million myoblast cells. We continually refine our MyoCell cell culturing processes.

We have historically met and, with respect to the cell culturing of our product candidates in Europe, expect to meet, our cell culturing needs internally.

Third Party Reimbursement

Government and private insurance programs, such as Medicare, Medicaid, health maintenance organizations and private insurers, fund the cost of a significant portion of medical care in the United States. As a result, government imposed limits on reimbursement of hospitals and other healthcare providers have significantly impacted their spending budgets and buying decisions. Under certain government insurance programs, a healthcare provider is reimbursed a fixed sum for services rendered in treating a patient, regardless of the actual cost of such treatment incurred by the healthcare provider. Private third party reimbursement plans are also developing increasingly sophisticated methods of controlling healthcare costs through redesign of benefits and exploration of more cost-effective methods of delivering healthcare. In general, we believe that these government and private measures have caused healthcare providers to be more selective in the purchase of medical products.

As of the date of this report, the Centers for Medicare and Medicaid Services, or CMS, has agreed to reimburse some of the costs at the centers that are participating in the MARVEL Trial. Specifically, CMS will reimburse costs deemed “routine” in nature for patients suffering from heart failure. Examples of these reimbursable costs include, but are not limited to, costs associated with physical examination of the patients, x-rays, holter monitoring, MUGA scan and echocardiography. However, at present, CMS reimbursement does not cover the cost of MyoCell implantation.

Reimbursement for healthcare costs outside the United States varies from country to country. In European countries, the pricing of prescription pharmaceutical products and services and the level of government reimbursement are subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct one or more clinical trials that compare the cost effectiveness of our product candidates to other available therapies. Conducting one or more clinical trials would be expensive and result in delays in commercialization of our product candidates.

Research Grants

Historically, part of our research and development efforts have been indirectly funded by research grants to various centers and/or physicians that have participated in our MyoCell and MyoCath clinical trials. As part of our development strategy, we intend to continue to seek to develop research partnerships with centers and/or physicians. On November 9, 2010, we received a grant in the amount of $244,500 under the qualifying therapeutic discovery project under section 48D of the Internal Revenue code. We did not receive any research grant income in 2011.

Patents and Proprietary Rights

We hold limited patent rights in our product candidates. Our MyoCath product candidate is protected by a patent, expiring in September 2017, in which we have an irrevocable co-exclusive license. Our MyoCell product candidate is no longer protected by patents, which means that competitors will be free to sell products that incorporate the same or similar technologies that are used in MyoCell without infringing our patent rights. As a result, MyoCell, if approved for use, may be vulnerable to competition in the form of products that use the same or similar technologies. We have previously licenses certain patents and patent applications relating to our MyoCell product candidate. These licenses have all lapsed as of the date of this report, although we have had discussions with the relevant licensor regarding a potential reinstatement of our rights in such licenses.

In addition to patented intellectual property, we also rely on our own trade secrets and proprietary know-how to protect our technology and maintain our competitive position, since patent protection may not be available or applicable to our technology. Our policy is to require each of our employees, consultants and advisors to execute a confidentiality and inventions assignment agreement before beginning their employment, consulting or advisory relationship with us. The agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of the individual’s relationship with us except in limited circumstances. These agreements generally also provide that we shall own all inventions conceived by the individual in the course of rendering services to us. Moreover, some of our academic institution licensors, collaborators and scientific advisors have rights to publish data and information to which we have rights, which may impair our ability to protect our proprietary information or obtain patent protection in the future.

We work with others in our research and development activities and one of our strategies is to enter into collaborative agreements with third parties to develop our proposed products. Disputes may arise about inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by us and our licensors, collaborators, consultants and others. In addition, other parties may circumvent any proprietary protection we do have. As a result, we may not be able to maintain our proprietary position.

Our commercial success will depend to a significant degree on our ability to:

☐ compel the owners of the patents licensed to us to defend and enforce such patents, to the extent such patents may be applicable to our products and material to their commercialization;

☐ obtain new patent and other proprietary protection for MyoCell and our other product candidates;

☐ obtain and/or maintain appropriate licenses to patents, patent applications or other proprietary rights held by others with respect to our technology, both in the United States and other countries;

☐ preserve company trade secrets and other intellectual property rights relating to our product candidates; and

☐ operate without infringing the patents and proprietary rights of third parties.

We are not currently a party to any litigation or other adverse proceeding related to our patents, patent licenses or intellectual property rights. However, if we become involved in litigation or any other adverse intellectual property proceeding, for example, as a result of an alleged infringement, or a third party alleging an earlier date of invention, we may have to spend significant amounts of money and time and, in the event of an adverse ruling, we could be subject to liability for damages, including treble damages, invalidation of our intellectual property and injunctive relief that could prevent us from using technologies or developing products, any of which could have a significant adverse effect on our business, financial condition and results of operation. In addition, any claims relating to the infringement of third party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous, if available at all.

See Item 1A. “Risk Factors — Risks Related to Our Intellectual Property” for a discussion of additional risks we face with respect to our intellectual property rights.

MyoCell SDF-1 Patents

To develop our MyoCell SDF-1 product candidate, we have relied primarily on certain patents which we had previously licensed but with respect to which our license has lapsed. These patents relate to methods of repairing damaged heart tissue by transplanting myoblasts that express SDF-1 and other therapeutic proteins capable of recruiting other stem cells within a patient’s own body to the cell transplant area. We believe we will also need to, among other things, license some additional intellectual property to commercialize MyoCell SDF-1 in the form we believe may prove to be the most safe and/or effective.

In February 2006, we signed a patent licensing agreement with the Cleveland Clinic which provided us with the worldwide, exclusive rights to three pending U.S. patent applications and certain corresponding foreign filings in the following jurisdictions: Australia, Brazil, Canada, China, Europe and Japan, or, collectively, the Cleveland Clinic IP, related to methods of repairing damaged heart tissue by transplanting myoblasts that express SDF-1 and other therapeutic proteins capable of recruiting other stem cells within a patient’s own body to the cell transplant area. The term of our agreement with the Cleveland Clinic expired in July of 2009, when the license to the patents was turned over to a Cleveland Clinic affiliate, Juventas. We have an understanding with Juventas to restore the license to the patents once certain milestones have been achieved by us.

In 2007, we signed a Letter of Intent with Ono Pharmaceutical which provided rights to conduct clinical development and testing of SDF-1 to determine the effectiveness of SDF-1 for the treatment of damaged myocardium and tissues following acute myocardial infarction, coronary arterial diseases or heart failure. If the results of this testing is deemed successful then we and Ono Pharmaceuticals have agreed to enter into good faith negotiations in an effort to reach a definitive license agreement that will allow us to commercialize our SDF-1 product candidate in all territories of the world except Japan.

Primary MyoCath Patent

The primary MyoCath patent includes device claims that we believe covers, among other things, the structure of MyoCath. The primary MyoCath patent expires in the United States in September 2017.

In January 2000, we entered into a license agreement with Comedicus Incorporated pursuant to which Comedicus granted us a royalty-free, fully paid-up, non-exclusive and irrevocable license to the primary MyoCath patent in exchange for a payment of $50,000. This agreement was amended in August 2000 to provide us an exclusive license to the primary MyoCath patent in exchange for a payment of $100,000 and our loan of $250,000 to Comedicus. Pursuant to this amendment we also received the right, but not the obligation, with Comedicus’ consent, which consent is not to be unreasonably withheld, to defend the primary MyoCath patent against third party infringers.

In June 2003, we entered into agreements with Advanced Cardiovascular Systems, Inc., or ACS, originally a subsidiary of Guidant Corporation and now d/b/a Abbott Vascular, a division of Abbott Laboratories, pursuant to which we assigned our rights under the license agreement with Comedicus, as amended, and committed to deliver 160 units of MyoCath (of which 88 have been delivered to date) and sold certain of our other catheter related intellectual property, or, collectively with the Primary MyoCath Patent (the Catheter IP), for aggregate consideration of $900,000. In connection with these agreements, ACS granted to us a co-exclusive, irrevocable, fully paid-up license to the Catheter IP for the life of the patents related to the Catheter IP.

ACS has the exclusive right, at its own expense, to file, prosecute, issue, maintain, license, and defend the Catheter IP, and the primary right to enforce the Catheter IP against third party infringers. If ACS fails to enforce the Catheter IP against a third party infringer within a specified period of time, we have the right to do so at our expense. The party enforcing the Catheter IP is entitled to retain any recoveries resulting from such enforcement. The asset purchase agreement only pertains to the Catheter IP developed or acquired by us prior to June 24, 2003. Our subsequent catheter related developments and/or acquisitions, such as MyoCath II, were not sold or licensed to ACS.

Sales and Marketing

MyoCell

In advance of any expected commercial approval of our MyoCell product candidate in the United States, we intend to internally develop a direct sales and marketing force. We anticipate the team will be comprised of salespeople, clinical and reimbursement specialists and product marketing managers.

We intend to market MyoCell to interventional cardiologists and heart failure specialists. In the typical healthcare system, the interventional cardiologist functions as a “gatekeeper” for determining the course of appropriate medical care for our target patient population. We anticipate our marketing efforts will be focused on informing interventional cardiologists of the availability of our treatment alternative through the following channels of communication: (i) articles published in medical journals by widely recognized interventional cardiologists, including cardiologists that have participated in our clinical trials; (ii) seminars and speeches featuring widely recognized interventional cardiologists; and (iii) advertisements in medical journals.

Government Regulation

The research and development, preclinical studies and clinical trials, and ultimately, the culturing, manufacturing, marketing and labeling of our product candidates are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries. We believe MyoCell and Lipicell are subject to regulation in the United States and Europe as a biological product and our MyoCath product candidate is subject to regulation in the United States and Europe as a medical device.

Biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act, or the FD&C Act, the Public Health Service Act, or the PHS Act, and the regulations promulgated thereunder as well as other federal, state, and local statutes and regulations. Medical devices are subject to regulation under the FD&C Act and the regulations promulgated hereunder as well as other federal, state, and local statutes and regulations. The FD&C Act and the PHS Act and the regulations promulgated hereunder govern, among other things, the testing, cell culturing, manufacturing, safety, efficacy, labeling, storage, record keeping, approval, clearance, advertising and promotion of our product candidates. Preclinical studies, clinical trials and the regulatory approval process typically take years and require the expenditure of substantial resources. If regulatory approval or clearance of a product is granted, the approval or clearance may include significant limitations on the indicated uses for which the product may be marketed.

FDA Regulation — Approval of Biological Products

The steps ordinarily required before a biological product may be marketed in the United States include:

☐ completion of preclinical studies according to good laboratory practice regulations;

☐ the submission of an investigational new drug, or IND, application to the FDA, which must become effective before human clinical trials may commence;

☐ performance of adequate and well-controlled human clinical trials according to good clinical practices to establish the safety and efficacy of the proposed biological product for its intended use;

☐ satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the product is manufactured, processes, packaged or held to assess compliance with clinical good manufacturing practices, or cGMPs; and

☐ the submission to, and review and approval by, the FDA of a biologics license application, or BLA, that includes satisfactory results of preclinical testing and clinical trials.

Preclinical tests include laboratory evaluation of the product candidate, its formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product candidate. The FDA requires that preclinical tests be conducted in compliance with good laboratory practice regulations. The results of preclinical testing are submitted as part of an IND application to the FDA together with manufacturing information for the clinical supply, analytical data, the protocol for the initial clinical trials and any available clinical data or literature. A 30-day waiting period after the filing of each IND application is required by the FDA prior to the commencement of clinical testing in humans. In addition, the FDA may, at any time during this 30-day waiting period or any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization.

Clinical trials to support BLAs involve the administration of the investigational product to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the efficacy criteria to be evaluated.

Clinical trials are typically conducted in three sequential phases, but the phases may overlap.

In Phase I clinical trials, the initial introduction of the biological product candidate into human subjects or patients, the product candidate is tested to assess safety, dosage tolerance, absorption, metabolism, distribution and excretion, including any side effects associated with increasing doses.

Phase II clinical trials usually involve studies in a limited patient population to identify possible adverse effects and safety risks, preliminarily assess the efficacy of the product candidate in specific, targeted indications; and assess dosage tolerance and optimal dosage.

If a product candidate is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken within an expanded patient population at multiple study sites to further demonstrate clinical efficacy and safety, further evaluate dosage and establish the risk-benefit ratio of the product and an adequate basis for product labeling.

Phase IV, or post-marketing, trials may be mandated by regulatory authorities or may be conducted voluntarily. Phase IV trials are typically initiated to monitor the safety and efficacy of a biological product in its approved population and indication but over a longer period of time, so that rare or long-term adverse effects can be detected over a much larger patient population and time than was possible during prior clinical trials. Alternatively, Phase IV trials may be used to test a new method of product administration, or to investigate a product’s use in other indications. Adverse effects detected by Phase IV trials may result in the withdrawal or restriction of a drug.

If the required Phase I, II and III clinical testing is completed successfully, the results of the required clinical trials, the results of product development, preclinical studies and clinical trials, descriptions of the manufacturing process and other relevant information concerning the safety and effectiveness of the biological product candidate are submitted to the FDA in the form of a BLA. In most cases, the BLA must be accompanied by a substantial user fee. The FDA may deny a BLA if all applicable regulatory criteria are not satisfied or may require additional data, including clinical, toxicology, safety or manufacturing data. It can take several years for the FDA to approve a BLA once it is submitted, and the actual time required for any product candidate may vary substantially, depending upon the nature, complexity and novelty of the product candidate.

Before approving an application, the FDA will inspect the facility or facilities where the product is manufactured. The FDA will not approve a BLA unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements.

If the FDA evaluations of the BLA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter. The approvable letter usually contains a number of conditions that must be met to secure final FDA approval of the BLA. When, and if, those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. If the FDA’s evaluation of the BLA or manufacturing facility is not favorable, the FDA may refuse to approve the BLA or issue a non-approvable letter that often requires additional testing or information.

FDA Regulation — Approval of Medical Devices

Medical devices are also subject to extensive regulation by the FDA. To be commercially distributed in the United States, medical devices must receive either 510(k) clearance or pre-market approval, or PMA, from the FDA prior to marketing. Devices deemed to pose relatively low risk are placed in either Class I or II, which requires the manufacturer to submit a pre-market notification requesting permission for commercial distribution, or 510(k) clearance. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, devices deemed not substantially equivalent to a previously 510(k) cleared device and certain other devices are placed in Class III which requires PMA. We anticipate that MyoCath will be classified as a Class III device.

To obtain 510(k) clearance, a manufacturer must submit a pre-market notification demonstrating that the proposed device is substantially equivalent in intended use and in safety and efficacy to a previously 510(k) cleared device, a device that has received PMA or a device that was in commercial distribution before May 28, 1976. The FDA’s 510(k) clearance pathway usually takes from four to twelve months, but it can last longer.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or efficacy, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require PMA. The FDA requires each manufacturer to make this determination, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA is obtained.

A product not eligible for 510(k) clearance must follow the PMA pathway, which requires proof of the safety and efficacy of the device to the FDA’s satisfaction. The PMA pathway is much more costly, lengthy and uncertain than the 510(k) approval pathway. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with quality system regulation requirements, which impose elaborate testing, control, documentation and other quality assurance procedures. Upon acceptance by the FDA of what it considers a completed filing, the FDA commences an in-depth review of the PMA application, which typically takes from one to two years, but may last longer. The review time is often significantly extended as a result of the FDA asking for more information or clarification of information already provided.

If the FDA’s evaluation of the PMA application is favorable, and the applicant satisfies any specific conditions (e.g., changes in labeling) and provides any specific additional information (e.g., submission of final labeling), the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include post-approval conditions that the FDA believes necessary to ensure the safety and efficacy of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in an enforcement action, which could have material adverse consequences, including the loss or withdrawal of the approval.

Even after approval of a pre-market application, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

FDA Regulation — Post-Approval Requirements

Even if regulatory clearances or approvals for our product candidates are obtained, our products and the facilities manufacturing our products will be subject to continued review and periodic inspections by the FDA. For example, as a condition of approval of a new drug application, the FDA may require us to engage in post-marketing testing and surveillance and to monitor the safety and efficacy of our products. Holders of an approved new BLA, PMA or 510(k) clearance product are subject to several post-market requirements, including the reporting of certain adverse events involving their products to the FDA, provision of updated safety and efficacy information, and compliance with requirements concerning the advertising and promotion of their products.

In addition, manufacturing facilities are subject to periodic inspections by the FDA to confirm the facilities comply with cGMP requirements. In complying with cGMP, manufacturers must expend money, time and effort in the area of production and quality control to ensure full compliance. For example, manufacturers of biologic products must establish validated systems to ensure that products meet high standards of sterility, safety, purity, potency and identity. Manufacturers must report to the FDA any deviations from cGMP or any unexpected or unforeseeable event that may affect the safety, quality, or potency of a product. The regulations also require investigation and correction of any deviations from cGMP and impose documentation requirements.

In addition to regulations enforced by the FDA, we are also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal, state and local regulations. Our research and development activities involve the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds.

International Regulation

Our product candidates are subject to regulation in every country where they will be tested or used. Whether or not we obtain FDA approval for a product candidate, we must obtain the necessary approvals from the comparable regulatory authorities of foreign countries before we can commence testing or marketing of a product candidate in those countries. The requirements governing the conduct of clinical trials and the approval processes vary from country to country and the time required may be longer or shorter than that associated with FDA approval.

The European Economic Area requires that manufacturers of medical devices obtain the right to affix the CE mark to their products before selling them in member countries. The CE mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain the right to affix the CE mark to a medical device, the medical device in question must meet the essential requirements defined under the Medical Device Directive (93/42/ EEC) relating to safety and performance, and the manufacturer of the device must undergo verification of regulatory compliance by a third party standards certification provider, known as a notified body.

In addition to regulatory clearance, the conduct of clinical trials in the European Union is governed by the European Clinical Trials Directive (2001/20/ EC), which was implemented in May 2004. This directive governs how regulatory bodies in member states may control clinical trials. No clinical trial may be started without authorization by the national competent authority and favorable ethics approval.

Manufacturing facilities are subject to the requirements of the International Standards Organization. In complying with these requirements, manufacturers must expend money, time and effort in the area of production and quality control to ensure full compliance.

In some cases, we plan to submit applications with different endpoints or other elements outside the United States due to differing practices and requirements in particular jurisdictions. However, in cases where different endpoints will be used outside the United States, we expect that such submissions will be discussed with the FDA to ensure that the FDA is comfortable with the nature of human trials being conducted in any part of the world. As in the United States, post-approval regulatory requirements, such as those regarding product manufacture, marketing, or distribution, would apply to any product that is approved in Europe.

Competition

Our industry is subject to rapid and intense technological change. We face, and will continue to face, competition from pharmaceutical, biopharmaceutical, medical device and biotechnology companies developing heart failure treatments both in the United States and abroad, as well as numerous academic and research institutions, governmental agencies and private organizations engaged in drug funding or discovery activities both in the United States and abroad. We also face competition from entities and healthcare providers using more traditional methods, such as surgery and pharmaceutical regimens, to treat heart failure. We believe there are a substantial number of heart failure products under development by numerous pharmaceutical, biopharmaceutical, medical device and biotechnology companies, and it is likely that other competitors will emerge.

Many of our existing and potential competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources than we do. As a result, these competitors may succeed in developing competing therapies earlier than we do; obtain patents that block or otherwise inhibit our ability to further develop and commercialize our product candidates; obtain approvals from the FDA or other regulatory agencies for products more rapidly than we do; or develop treatments or cures that are safer or more effective than those we propose to develop. These competitors may also devote greater resources to marketing or selling their products and may be better able to withstand price competition. In addition, these competitors may introduce or adapt more quickly to new technologies or scientific advances, which could render our technologies obsolete, and may introduce products that make the continued development of our product candidates uneconomical. These competitors may also be more successful in negotiating third party licensing or collaborative arrangements and may be able to take advantage of acquisitions or other strategic opportunities more readily than we can.

Our ability to compete successfully will depend on our continued ability to attract and retain skilled and experienced scientific, clinical development and executive personnel, to identify and develop viable heart failure product candidates and to exploit these products and compounds commercially before others are able to develop competitive products.

We believe the principal competitive factors affecting our markets include, but are not limited to:

☐ the safety and efficacy of our product candidates;

☐ the freedom to develop and commercialize cell-based therapies, including appropriate patent and proprietary rights protection;

☐ the timing and scope of regulatory approvals;

☐ the cost and availability of our products;

☐ the availability and scope of third party reimbursement programs; and

☐ the availability of alternative treatments.

We are still in the process of determining, among other things:

☐ if MyoCell and MyoCell SDF-1 are both safe and effective;

☐ the timing and scope of regulatory approvals; and

☐ the availability and scope of third party reimbursement programs.

Accordingly, we have a limited ability to predict how competitive MyoCell will be relative to existing treatment alternatives and/or treatment alternatives that are under development. See “Business — Diagnosis and Management of Heart Failure.”

If approved, MyoCell will compete with surgical, pharmaceutical and mechanical based therapies. Surgical options include heart transplantation and left ventricular reconstructive surgery. Although not readily accessible, heart transplantation has proven to be an effective treatment for patients with severe damage to the heart who locate a donor match and are in sufficiently good health to undergo major surgery. Mechanical therapies such as biventricular pacing, ventricular restraint devices and mitral valve therapies have been developed by companies such as Medtronic, Inc., Acorn Cardiovascular, Inc., St. Jude Medical, Inc., World Heart Corporation, Guidant Corporation, a part of Boston Scientific, and Edwards Lifesciences Corp. Pharmaceutical therapies include anti-thrombotics, calcium channel blockers such as Pfizer’s Norvasc® and ACE inhibitors such as Sanofi’s Delix®.

The field of regenerative medicine is rapidly progressing, as many organizations are initiating or expanding their research efforts in this area. We are also aware of several competitors seeking to develop cell-based therapies for the treatment of cardiovascular disease, including Aastrom, Aldagen, Inc., Angioblast Systems, Inc., Athersys, Inc., Baxter International, Inc., Cytori Therapeutics, Inc., MG Biotherapeutics, LLC (a joint venture between Genzyme Corporation and Medtronic, Inc.), Mytogen, Inc. (a wholly-owned subsidiary of Advanced Cell Technology, Inc.), Osiris Therapeutics, Inc., ViaCell, Inc. (a wholly-owned subsidiary of PerkinElmer, Inc.), and potentially others. Updated

It is our understanding that some of our large competitors have devoted considerable resources to developing a myoblast-based cell therapy for treating severe damage to the heart.

Some organizations are involved in research using alternative cell sources, including bone marrow, embryonic and fetal tissue, umbilical cord and peripheral blood, and adipose tissue.

Vitalmex

On August 1, 2012, our Chief Executive Officer, in an open letter to shareholders, discussed active negotiations with several groups interested in helping us restart our FDA-approved clinical trials, including a non-binding term sheet and investment offer from Grupo Vitalmex in Mexico. Vitalmex’s operations include marketing and distributing specialized healthcare products, devices and therapies worldwide. While there can be no assurances that a definitive agreement will be reached, as of the date of this report, negotiations with Vitalmex are ongoing.

Results of Operations

Comparison of the Three Months Ended September 30, 2012 and 2011

Revenues

We recognized revenues of $4,072 in the three month period ended September 30, 2012 compared to revenues of $3,495 in the three month period ended September 30, 2011. The revenue in the three month period ended September 30, 2012 was generated from laboratory services.

Cost of Sales

Cost of sales was $0 in the three month period ended September 30, 2012 compared to $139 in the three month period ended June 30, 2011.

Research and Development

Research and development expenses were $106,889 in the three month period ended in September 30, 2012, an increase of $14,264 from research and development expenses of $92,625 in the three month period ended in September 30, 2011. The increase was primarily attributable to an increase in the amount of funds allocated to our clinical trials.

The timing and amount of our planned research and development expenditures is dependent on our ability to obtain additional financing. See “- Existing Capital Resources and Future Capital Requirements” and Item 1A. “Risk Factors - We will need to secure additional financing …” as filed with our Form 10-K with the Securities and Exchange Commission on April 12, 2012.

Marketing, General and Administrative

Marketing, general and administrative expenses were approximately $678,000 in the three month period ended September 30, 2012, an increase of $92,000 from marketing, general and administrative expenses of approximately $586,000 in the three month period ended in September 30, 2011. The increase in marketing, general and administrative expenses is attributable, in part, to compensation to officers, directors and key employees.

Interest Expense

Interest expense was $342,022 in the three month period ended September 30, 2012 compared to interest expense of $777,325 in the three month period ended in September 30, 2011, a decrease of $435,303. During the three months ended September 30, 2012, we incurred a non cash interest expense of $78,106 from the write off and amortization of debt discounts associated with our issued convertible notes as compared to $619,360 for the same period last year.

Comparison of the Nine Months Ended September 30, 2012 and 2011

Revenues

We recognized revenues of $47,245 in the nine month period ended September 30, 2012 compared to revenues of $6,990 in the nine month period ended September 30, 2011. The revenue in the nine month period ended September 30, 2012 was generated from laboratory services.

Cost of Sales

Cost of sales was $417 in the nine month period ended September 30, 2012 compared to $278 in the nine month period ended September 30, 2011.

Research and Development

Research and development expenses were $297,535 in the nine month period ended in September 30, 2012, a decrease of $72,770 from research and development expenses of $370,305 in the nine month period ended in September 30, 2011. The decrease was primarily attributable to a decrease in the amount of funds allocated to our clinical trials.

The timing and amount of our planned research and development expenditures is dependent on our ability to obtain additional financing. See “- Existing Capital Resources and Future Capital Requirements” and Item 1A. “Risk Factors - We will need to secure additional financing …” as filed with our Form 10-K with the Securities and Exchange Commission on April 12, 2012.

Marketing, General and Administrative

Marketing, general and administrative expenses were approximately $1,571,000 in the nine month period ended September 30, 2012, a decrease of $62,000 from marketing, general and administrative expenses of approximately $1,633,000 in the nine month period ended in September 30, 2011. The decrease in marketing, general and administrative expenses is attributable, in part, to reduction in the value of stock based compensation issued to officers, directors and key employees along with headcount reductions.

Interest Expense

Interest expense was $1,023,654 in the nine month period ended September 30, 2012 compared to interest expense of $1,679,525 in the nine month period ended in September 30, 2011, a decrease of $655,871. During the nine months ended September 30, 2012, we incurred a non cash interest expense of $515,161 from the write off and amortization of debt discounts associated with our issued convertible notes as compared to $1,163,374 for the same period last year.

Inflation

Our opinion is that inflation has not had, and is not expected to have, a material effect on our operations.

Climate Change

Our opinion is that neither climate change, nor governmental regulations related to climate change, have had, or are expected to have, any material effect on our operations.

Concentrations of Credit Risk

As of September 30, 2012 and December 31, 2011, one (1) and three (3) customers represented 100% and 98% of the Company’s accounts receivable, respectively.

Liquidity and Capital Resources

In the nine month period ended September 30, 2012, we continued to finance our considerable operational cash needs with cash generated from financing activities.

Operating Activities

Net cash used in operating activities was $905,399 in the nine month period ended September 30, 2012 as compared to $1,229,795 of cash used in the nine month period ended in September 30, 2011.

Our use of cash for operations in the nine months ended September 30, 2012 reflected a net loss generated during the period of approximately $2.8 million, adjusted for non-cash items such as stock-based compensation of $91,076, amortization of the fair value of warrants granted in connection with the Note payable of $95,291, amortization of debt discounts incurred in connection with the BlueCrest Loan and Bank of America and other Loans of $382,692, non cash interest paid of $36,251 and depreciation of $11,570. In addition we had a net increase in operating assets of $18,373 and an increase in accrued expenses of $942,562 and accounts payable of $272,566.

Our use of cash for operations in the nine months ended September 30, 2011 reflected a net loss generated during the period of approximately $3.7 million, adjusted for non-cash items such as stock-based compensation of $343,884, amortization of the fair value of warrants granted in connection with the Note payable of $226,586, amortization of debt discounts incurred in connection with the BlueCrest Loan and Bank of America and other Loans of $769,194, non cash interest paid of $158,441 and depreciation of $26,690. Partially offsetting these uses of cash was a decrease in prepaid expenses of $60,750, an increase in accrued expenses of $470,774 and accounts payable of $268,038.

Investing Activities

Net cash used in investing activities was $933 in the nine month period ended September 30, 2012 from acquisition of equipment as compared $0 for the same period last year.

Financing Activities

Net cash provided by financing activities was an aggregate of $874,292 in the nine month period ended September 30, 2012 as compared to $1,229,284 in the nine month period ended in September 30, 2011. In the nine month period ended September 30, 2012 we sold, in private placements, shares of common stock and warrants for aggregate net cash proceeds of $459,800, received proceeds from issuance of note payable of $63,000 and related party advances of $351,492.

Existing Capital Resources and Future Capital Requirements

Our MyoCell product candidate has not received regulatory approval or generated any material revenues. We do not expect to generate any material revenues or cash from sales of our MyoCell product candidate until commercialization of MyoCell, if ever. We have generated substantial net losses and negative cash flow from operations since inception and anticipate incurring significant net losses and negative cash flows from operations for the foreseeable future. Historically, we have relied on proceeds from the sale of our common stock and our incurrence of debt to provide the funds necessary to conduct our research and development activities and to meet our other cash needs.

At September 30, 2012 we had cash and cash equivalents totaling $4,788 however, our working capital deficit as of such date was approximately $13.3 million. Our independent registered public accounting firm has issued its report dated April 12, 2012 in connection with the audit of our consolidated financial statements as of December 31, 2011 that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Director and Executive Officers

Set forth below is information regarding the Company’s current directors and executive officers. There are no family relationships between any of our directors or executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Set forth below is information regarding our executive officers and directors as of December 26, 2012

Mike Tomas	46	Director, President and Chief Executive Officer
Howard J. Leonhardt	50	Director, Chief Technology Officer
William P. Murphy, Jr., M.D.	88	Director, Chairman of the Board
Richard T. Spencer III	76	Director
Mark P. Borman	57	Director
Charles A. Hart	51	Director
Sam Ahn	58	Director
Kristin Comella	34	Chief Scientific Officer

Executive Officers and Directors

Mike Tomas. Mr. Mike Tomas was appointed President and Chief Executive Officer and a member of our Board of Directors on June 19, 2010. Mike Tomas was appointed as the Company’s President and Chief Executive Officer, and as a director on June 19, 2010.

Mr. Tomas has been President for the past nine years of The ASTRI Group, an early stage private equity investment company in Florida with an investment in Bioheart since 2001. In 2003, he joined Bioheart’s board as the independent representative of The ASTRI Group. ASTRI provides capital, business development and strategic marketing support to emerging private companies. Mr. Tomas will continue to serve as President of The ASTRI Group. Previously from 1983 to 2001, Mr. Tomas held ascending executive positions including Chief Marketing Officer at Avantel, a $1 billion dollar joint venture with MCI. Upon retiring from MCI and WorldCom, Tomas joined other ex-MCI executives and helped raise $40M in venture capital to form Ineto, an integrated customer communications software solution that was successfully sold in 2001. Today Mr. Tomas sits on the boards of Perimeter Internetworking (SaaS providing secure transfer of information for medical and financial institutions), Avisena (revenue cycle management for medical practices) and Total Home Health (Medicare-certified home care provider). Mr. Tomas is also the current chairman of the Global Entrepreneurship Center at Florida International University and a founding coach/mentor at the University of Miami’s Launch Pad at the Toppel Center. Mr. Tomas holds a Masters of Business Administration from the University of Miami and a Bachelors degree from Florida International University.

Howard J. Leonhardt. Mr. Leonhardt is the co-founder, and Chief Technology Officer of Bioheart. He has served as our Chairman of the Board since our incorporation in August 1999, until March 2007. He resumed his position as Chief Executive Officer in July 2008, and served until August 2009. He has served as our Chief Technology Officer since March 2007. Mr. Leonhardt also served as our Executive Chairman from March 2007 until March 2008. Mr. Leonhardt rejoined the Board of Directors in June 2010. In 1986, Mr. Leonhardt founded World Medical Manufacturing Corporation, or World Medical, and served as its Chief Executive Officer from 1986 until December 1998 when World Medical was acquired by Arterial Vascular Engineering, Inc., or AVE. AVE was acquired by Medtronic, Inc. in January 1999. Mr. Leonhardt was the co-inventor of World Medical’s primary product, the TALENT (Taheri-Leonhardt) stent graft system. From December 1998 until June 1999, Mr. Leonhardt served as President of World Medical Manufacturing Corporation, a subsidiary of Medtronic. Scientific articles written by Mr. Leonhardt have been published in a number of publications including Techniques in Vascular and Endovascular Surgery and the Journal of Cardiovascular Surgery. Mr. Leonhardt received a diploma in International Trade from the Anoka-Hennepin Technical College, attended the University of Minnesota and holds an honorary Doctorate Degree in Biomedical Engineering from the University of Northern California.

William P. Murphy, Jr., M.D. Dr. Murphy has served as a member of our Board of Directors since June 2003. Dr. Murphy founded Small Parts, Inc., a supplier of high quality mechanical components for design engineers, in 1964 and served as its Chairman until his retirement in April 2005. Small Parts, Inc. was acquired by Amazon.com, Inc. in March 2005. From October 1999 until October 2004, Dr. Murphy served as the Chairman and Chief Executive Officer of Hyperion, Inc., a medical diagnosis company which had an involuntary bankruptcy filed against it in December 2003. Dr. Murphy is the founder of Cordis Corporation (now Cordis Johnson & Johnson) which he led as President, Chairman and Chief Executive Officer at various times during his 28 years at Cordis until his retirement in October 1985. Cordis Johnson & Johnson is a leading firm in cardiovascular instrumentation. Dr. Murphy received an M.D. in 1947 from the University of Illinois and a B.S in pre-medicine from Harvard College in 1946. He also studied physiologic instrumentation at Massachusetts Institute of Technology, or MIT. After a two year rotating internship at St. Francis Hospital in Honolulu, he became a Research Fellow in Medicine at the Peter Bent Brigham Hospital in Boston where he was the dialysis engineer on the first clinical dialysis team in the United States. He continued as an Instructor in Medicine and then a research associate in Medicine at Harvard Medical School. Dr. Murphy is the author of numerous papers and owns 17 patents. He is the recipient of a number of honors, including the prestigious Lemelson-MIT Lifetime Achievement Award, the MIT Corporate Leadership Award, the Distinguished Service Award from North American Society of Pacing and Electrophysiology, and the Jay Malina Award from the Beacon Council of Miami, Florida.

Richard T. Spencer, III. Mr. Spencer has served as a member of our Board of Directors since December 2001. From April 1982 until July 1987, Mr. Spencer was President of the Marketing Division of Cordis Corporation (now Cordis Johnson & Johnson) and a member of its executive committee and a Vice President of Cordis Dow Corporation, a joint venture of the Dow Chemical Company and Cordis to manufacture hollow fiber dialysers and machinery for dialysis. Mr. Spencer was Chief Operating Officer and held other executive positions with World Medical from 1993 to January 1999. Mr. Spencer received a B.A. in Economics in 1959 from the University of Michigan. He has studied business theory, case studies and financial management while attending executive programs at the Stanford University School of Business, the University of Pennsylvania’s Wharton School of Business and the Clemson University School of Business. Between his University of Michigan studies and embarking on a career in healthcare, Mr. Spencer served in Europe with the U.S. Army Counter Intelligence Corps as a military intelligence analyst with top secret security clearance. Mr. Spencer is also the founder and a member of the board of directors of Viacor, Inc., a private company that is developing techniques for the percutaneous repair of heart mitral valves.

Mark P. Borman. Mr. Borman has served as a member of the Company’s Board of Directors since May 2009. He is a seasoned financial officer with more than 30 years of broad-based financial and investor relations experience. Mr. Borman brings small-company entrepreneurial passion and larger-company disciplines. In addition to the valuable experience he gained working with entrepreneurs and their startups from 2009 to present, Mr. Borman has experience with global, NASDAQ- and NYSE-listed companies in various executive and financial roles. He most recently served as Corporate Officer, Treasurer and Vice President of Investor Relations with ADC

Telecommunications. During his career, Mr. Borman has held positions with General Instrument Corporation, First Chicago Corporation, FMC Corporation, Price Waterhouse, and KPMG. Mr. Borman received his B.A. in Accounting from Michigan State University and his M.B.A. from the University of Chicago Graduate School of Business.  He is a Certified Public Accountant and Chartered Financial Analyst and has experience as an advisor, board member, faculty, speaker, and mentor.

Charles A. Hart. Mr. Hart has served as a member of our Board of Directors since May 2009. Mr. Hart has more than 20 years of entrepreneurial experience. Mr. Hart founded Hart Masonry, Inc. in 1986 and has served as its President since then. He is also the Founder and President of Wildridge Enterprises. Mr. Hart is a member of the Board of Directors for Eagle Street Properties LLP.

Sam Ahn. Dr. Ahn previously served as a member of the Company's Board of Directors from January 2001 thru September 2008. Dr Ahn was one of the early pioneers in developing the field of endovascular surgery by coordinating and leading the first endovascular training courses in the US and Europe as well as developing some of the endovascular devices and techniques currently in clinical use today. He is a former Professor of Surgery in the Division of Vascular Surgery at UCLA, where he was also the Director of the Endovascular Surgery Program. In 2006 Dr. Ahn founded Vascular Management Associates, Inc., a consulting and management firm that sets up outpatient endovascular centers across the US. VMA has set up 8 such sites to date and is on track to set up two more this year. In 2008, he co-founded Wright-Ahn Technology, LLC, to develop and commercialize endovascular devices. In 2009, he co-founded MediBank International, LLC, a global healthcare IT Company. Dr. Ahn graduated from the University of Texas, Southwestern Medical School in Dallas, and received his general and vascular surgical residency training at UCLA. He also earned his MBA from the UCLA Anderson School of Management in August, 2004. Dr. Ahn sits on five vascular journal editorial boards, and has published over 120 peer-reviewed manuscripts, 50 book chapters, and five textbooks, including the first and definitive textbook on Endovascular Surgery. During the past eighteen years he has consulted for over 50 biomedical companies, both new and established, and has authored over 15 patents.

Kristin Comella. Ms. Comella was appointed Chief Scientific Officer in September 2010. Ms. Comella has served as our Vice President of R&D and Corporate Development since December 2008 and has played a major role in managing our product development, manufacturing and quality systems since joining Bioheart in 2004. Ms. Comella has 12 years of industry experience with expertise in regenerative medicine, training and education, research and product development, and currently serves on multiple advisory boards in the stem cell arena. Ms. Comella has over ten years of cell culturing experience including building and managing the stem cell laboratory at Tulane University's Center for Gene Therapy and developing stem cell therapies for osteoarthritis at Osiris Therapeutics. Ms. Comella holds an M.S. in Chemical Engineering from The Ohio State University and a B.S. in Chemical Engineering from the University of South Florida.

Limitation of Director Liability; Indemnification

Indemnity

The Florida Statutes and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. The bylaws require us to indemnify such persons to the fullest extent permitted by Florida law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

We have no other indemnification provisions in our Certificate of Incorporation, Bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act 1993”), as amended, may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act 1933 and is, therefore, unenforceable.

LEGAL PROCEEDINGS

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

INCREASE AUTHORIZED COMMON SHARES

Material Terms, Potential Risks And Principal Effects Of The Increase of Authorized Common Shares

Our Board of Directors and the consenting majority stockholders have adopted and approved resolutions and an amendment to the Articles Of Incorporation to effect the increase of the authorized capital stock of the Company from two hundred million (200,000,000) shares of capital stock consisting of one hundred and ninety-five million (195,000,000) shares of common stock and five million (5,000,000) shares of preferred stock, both $.001 par value respectively, to nine hundred and seventy million (970,000,000) shares of capital stock consisting of nine hundred and fifty million (950,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock, both $.001 par value respectively. The Board of Directors and the consenting majority stockholders believe that the increase in authorized common shares is in the best interest of the Company and its stockholders because of a need to reserve shares for the conversion of convertible securities, raising of capital, and as an alternative to providing cash compensation. For example, the Company currently has up to 60,924,115 shares issuable upon the conversion of convertible securities.

DELIVERY OF INFORMATION STATEMENT

To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one Information Statement to stockholders who share the same address unless otherwise requested.

If you share an address with another stockholder and have received only one Information Statement, you may write or call us to request a separate copy at no cost to you. For future mailings, you may request separate materials or, if you are receiving multiple copies you may request that we only send one set of materials, by writing to us at Bioheart, Inc. 13794 NW 4th Street, Suite 212, Sunrise, Florida 33325.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC’s Public Reference Branch at 100 F Street, N.E., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov

INFORMATION INCORPORATED BY REFERENCE

The following documents are incorporated herein by reference and are deemed to be a part hereof from the date of filing of such documents:

Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, June 30, 2012 and September 30, 2012.

Reports in Form 8-K.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the effective date of the action taken described herein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

This Information Statement incorporates, by reference, certain documents that are not presented herein or delivered herewith. Copies of any such documents, other than exhibits to such documents which are not specifically incorporated by reference herein, are available without charge to any person, including any stockholder, to whom this proxy statement is delivered, upon written or oral request to our Secretary at our address and telephone number set forth herein.

Distribution of Information Statement

The cost of distributing this Information Statement has been borne by us and certain shareholders that consented to the action taken herein. The distribution will be made by mail.

Pursuant to the requirements of the Exchange Act of 1934, as amended, the Registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

BIOHEART, INC.

By /s/ Mike Tomas

Mike Tomas

Chief Executive Officer

December 26, 2012

STATE OF FLORIDA

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION

OF BIOHEART, INC.

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

BIOHEART, INC.

(a Florida Corporation)

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the “Act”), Bioheart, Inc. a Florida corporation (the “Corporation”), adopts the following Articles of Amendment to its Articles of Incorporation:

1.

The name of the Corporation is BIOHEART, INC.

2.

Article II of the Corporation’s Articles of Incorporation is hereby amended and restated in its entirety and replaced with the following:

**********************************************************************************
**

ARTICLE II

CAPITAL STOCK

The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is 970,000,000 shares, consisting of (a) 20,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”) and (b) 950,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”).  In the event that the Board of Directors of the Corporation determines, in accordance with Section 607.10025 of the Florida Business Corporation Act, to combine shares of any issued and outstanding class or series into a lesser number of shares of the same class or series, the number of authorized shares of such class or series shall be reduced by the same percentage by which the issued shares of such class or series were reduced as a result of the combination.  Notwithstanding the foregoing, in the event that, following such combination, the number of authorized shares of the class or series so combined is not a multiple of 1,000,000, the Board of Directors may, in its sole discretion and without shareholder approval, reduce the number of authorized shares of such class or series to the nearest multiple of 500,000 or 1,000,000, in its sole discretion.

By way of illustration, if the Board of Directors determines to effect a 1-for-4 reverse stock split of the Common Stock, the number of authorized shares following the reverse stock split will equal 18,750,000; provided, however, that the Board may, in its discretion and without shareholder approval, reduce the number of authorized shares of Common Stock to 18,000,000 shares or 18,500,000 shares, in its sole discretion.

A statement of the powers, preferences and rights, and the qualifications, limitations or residents thereof; in respect of each class of stock of the Corporation, is as follows:

A.

Preferred Stock

(1)   General.  The Preferred Stock may be issued from time to time in one or more classes or series, the share of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolutions providing for the issue of such class or series adopted by the Board of Directors as hereinafter prescribed.

(2)   Preferences.  Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance of any such Preferred Stock and with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

(b) the number of shares to constitute the class or series and the designations thereof;

(c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(d) whether or not the share of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(f) the dividend rate, if any, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preferences to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or non-cumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) such other rights or limitations with respect to any class or series as the Board of Directors may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects.  The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series, authorized and unissued shares of the Preferred Stock not designated for any other class or series.  The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued and undesignated shares of the Preferred Stock.

B. Common Stock

(1) General.  All shares of Common Stock shall be identical and shall entitle the holders thereof to the same powers, preferences, qualifications, limitations, privileges and other rights.

(2) Voting Rights.  Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of the Preferred Stock, as hereinabove provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock and each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation.

(3) Dividends.  Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefore, dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to shareholders of record on such date or dates as shall be fixed for such purpose by the Board of Directors in accordance with the Florida Business Corporation Act.

(4) Other.  The Common Stock and holders thereof shall have all such other powers and rights as provided by law.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned, Bioheart, Inc., do hereby certify that:

1. They are the Chief Executive Officer of Bioheart, Inc., a Florida corporation (the “Corporation”).

2. The Corporation is authorized to 5,000,000 shares of preferred stock, of which none have been issued.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 5,000,000 shares, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 5,000,000 shares of the preferred stock which the corporation has the authority to issue, classified as Series A, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 75% of the voting securities of the Corporation, or (b) a replacement at one time or within a one year period of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (c) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (a) or (b).

“Commission” means the Securities and Exchange Commission.

“Common Stock" means the Corporation's common stock, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of or conversion of any securities issued hereunder, convertible securities, options or warrants issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Holder” shall have the meaning given such term in Section 2 hereof.

“Original Issue Date” shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“VWAP” shall mean the daily dollar volume-weighted average sale price for the Common Stock on the Trading Market on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg through its "Volume at Price" functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security on any particular Trading Day as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations of VWAP shall be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any period used to determine the Exercise Price (or other period utilizing VWAPs).

Section 2. Designation and Amount. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be five million (5,000,000) shares (which shall not be subject to increase without the consent of all of the holders of the Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, each share of the Preferred Stock shall have 20 votes on all matters presented to be voted by the holders of common stock.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Change of Control Transaction shall not be treated as a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

Section 5. Conversion.

a)                  Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into that number of shares of Common Stock (subject to the limitations set forth in Section 5(c)) determined by issuing one (1) share of Common Stock of the Corporation for every share of Preferred Stock converted, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions, as the case may be, of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such share of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

b)                  Mechanics of Conversion

                                                                     i.                        Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third

Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

                                                                   ii.                        Obligation Absolute. The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares.

                                                                  iii.                        Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of herein) upon the conversion of all outstanding shares of Preferred Stock, except that in the event there are not sufficient shares of Common Stock reserved or it would materially limit the number available shares of Common Stock for issuance, the Company will use its best efforts to increase the authorized shares of Common Stock and the holders of Preferred Stock shall vote in favor of such increase. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

                                                                 iv.                        Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7. Certain Adjustments.

a)                  Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)                  Pro Rata Distributions. If the Corporation, at any time while Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

c)                  Calculations. All calculations under this Section shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

d)                  Notice to Holders; Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 9. Miscellaneous.

a)                  Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)                  Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)                  Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

d)                  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Florida (the “Florida Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Florida Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

e)                  Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

f)                    Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

g)                  Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)                  Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

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